Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2015;
INCREASES FISCAL 2015 EARNINGS OUTLOOK

MILWAUKEE, April 23, 2015/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its third fiscal quarter ended March 29, 2015.

Highlights:

•	Third quarter fiscal 2015 consolidated net sales were $619.0 million, a decrease of $9.4 million or 1.5% compared to the prior year

•	Third quarter fiscal 2015 consolidated adjusted net income was $39.2 million, an improvement from the adjusted net income of $38.7 million in the third quarter of fiscal 2014

•	Third quarter fiscal 2015 adjusted diluted earnings per share was $0.86, an improvement from the adjusted diluted earnings per share of $0.81 in the prior year

•	Tax credits recognized in third quarter benefited earnings by $4.7 million

•	Fiscal 2015 earnings guidance lifted to $1.27 to $1.43 per diluted share before restructuring and acquisition expenses from previous guidance of $1.20 to $1.35 per diluted share.

“While sales were relatively consistent with last year, we continued to make progress on introducing new products and improving our operations,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. Teske continued, “The restructuring of our Products business to focus on higher margin products and streamline our manufacturing operations has contributed to improved Products segment earnings of nearly $5 million in the quarter and $20 million for our fiscal year to date. We also launched several innovative products this spring including our new EXi engine that never requires oil changes and our new In-Start lithium-ion electric starting technology providing users with our easiest push button starting engine ever.”

Consolidated Results:

Consolidated net sales for the third quarter of fiscal 2015 were $619.0 million, a decrease of $9.4 million or 1.5% from the third quarter of fiscal 2014. Engines shipped to third party OEM customers increased slightly in the quarter; however, shipments to our Products segment were down in the quarter due to higher shipments earlier in the year to enable production in advance of the McDonough plant closure. The strengthening of the US dollar, predominantly against the Australia dollar, Brazilian real and Euro, led to an unfavorable foreign exchange impact on sales of $6.7 million. In addition, net sales were unfavorably impacted by reduced generator sales and unfavorable mix of engines shipped. Net sales benefited by higher sales in international markets, particularly Australia and Europe, and the results of the Allmand acquisition, which closed in August of this fiscal year. The fiscal 2015 third quarter consolidated net income, which includes restructuring expenses and acquisition-related charges, was $33.9 million or $0.75 per diluted share. The third quarter of fiscal 2014 consolidated net income, which included restructuring charges, was $39.2 million or $0.82 per diluted share. The fiscal 2015 third quarter consolidated net income includes a tax benefit of $4.7 million related to incremental research and development tax credits, partially offset by an unfavorable foreign exchange impact of approximately $3.4 million.

Consolidated net sales for the first nine months of fiscal 2015 were $1.36 billion, a decrease of $6.4 million or 0.5% from the first nine months of fiscal 2014. The decrease is due to reduced shipment volumes of engines to OEM customers in North America due to slightly elevated channel inventories, lower generator sales from a lack of major power outages, and an unfavorable foreign exchange impact of approximately $14.0 million, predominantly due to the weakening of the Euro, Australian dollar, and Brazilian real. The decrease in net sales was partially offset by higher sales in Europe and Australia, higher sales of commercial lawn and garden equipment and pressure washers in North America, and the results of the Allmand acquisition. The fiscal 2015 nine months consolidated net income, which includes $24.9 million of restructuring expenses and acquisition-related charges, was $25.6 million or $0.56 per diluted share. The first nine months of fiscal 2014 consolidated net income, which included $5.1 million of restructuring charges, was $20.5 million or $0.43 per diluted share. The fiscal 2015 nine months consolidated net income includes an unfavorable foreign exchange impact of approximately $5.4 million, partially offset by a tax benefit of $5.0 million related to incremental research and development tax credits.

Non-GAAP Financial Measures and Segment Reporting

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted segment income (loss)”, and “adjusted net income (loss)”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Beginning in fiscal 2015, the Company is using “segment income (loss)” as the primary measure to evaluate operating performance and allocate capital resources for the Engines and Products segments. Previously, the Company used income from operations. Segment income (loss) is defined as income (loss) from operations plus equity in earnings of unconsolidated affiliates. The Company has recast prior year amounts for comparability, and has included a reconciliation from consolidated segment income (loss) to income (loss) from operations in the accompanying Adjusted Segment Information table.

Engines Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2015	2014	2015	2014
Net Sales	$432,248	$452,359	$857,067	$901,858

Gross Profit as Reported	$98,885	$107,930	$189,580	$187,423
Restructuring Charges	—	(774)	—	2,622
Adjusted Gross Profit	$98,885	$107,156	$189,580	$190,045

Gross Profit % as Reported	22.9%	23.9%	22.1%	20.8%
Adjusted Gross Profit %	22.9%	23.7%	22.1%	21.1%

Segment Income as Reported	$54,928	$62,071	$59,967	$54,805
Restructuring Charges	—	(774)	—	3,047
Adjusted Segment Income	$54,928	$61,297	$59,967	$57,852

Segment Income % as Reported	12.7%	13.7%	7.0%	6.1%
Adjusted Segment Income %	12.7%	13.6%	7.0%	6.4%

Net sales were $432.2 million in the third quarter of fiscal 2015, a decrease of $20.1 million or 4.5% from the prior year. Total engine volumes shipped in the quarter decreased by 1.6% or approximately 50,000 engines. Engines shipped to third party OEM customers increased slightly in the quarter; however, shipments to our Products segment were down in the quarter due to higher shipments earlier in the year to enable production in advance of the McDonough plant closure. Net sales also decreased due to an unfavorable sales mix. Despite an unfavorable foreign exchange impact of $4.3 million, largely due to the weakening of the Euro, sales into the European market increased on improved placement of our engines and as channel inventories were low following an improved lawn and garden season last season.

Adjusted segment income in the third quarter of fiscal 2015 was $54.9 million, a decrease of $6.4 million from the prior year. The adjusted gross profit percentage was 22.9% in the third quarter of fiscal 2015, a decrease of 80 basis points from the prior year. Manufacturing throughput decreased by 6% during the quarter which reduced adjusted gross profit margins by approximately 140 basis points. The decrease was largely timing related as we accelerated production to earlier quarters in fiscal 2015 in order to accommodate the footprint restructuring of our Products segment and to build engine inventories in advance of beginning production of the EXi engine platform in the second fiscal quarter. In addition, unfavorable foreign exchange, primarily related to the Euro, reduced adjusted gross profit margins by 70 basis points. Partially offsetting the lower adjusted gross profit margins were the previously announced retirement plan changes, which improved fiscal 2015 adjusted gross profit margins by $3.2 million, or 70 basis points. Manufacturing efficiency improvements in fiscal 2015 also helped offset the decrease in adjusted gross profit margins.

Engineering, selling, general and administrative expenses decreased $2.2 million largely due to the retirement plan changes. Higher compensation expense in fiscal 2015 was offset by the benefit of the movement in foreign exchange rates.

Products Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2015	2014	2015	2014
Net Sales	$211,135	$205,160	$576,313	$529,724

Gross Profit as Reported	$19,908	$22,365	$64,505	$62,149
Restructuring Charges	7,088	—	20,780	2,082
Acquisition Related Charges	—	—	1,172	—
Adjusted Gross Profit	$26,996	$22,365	$86,457	$64,231

Gross Profit % as Reported	9.4%	10.9%	11.2%	11.7%
Adjusted Gross Profit %	12.8%	10.9%	15.0%	12.1%

Segment Loss as Reported	$(8,128)	$(4,913)	$(20,125)	$(16,783)
Restructuring Charges	8,031	—	23,261	2,082
Acquisition Related Charges	110	—	1,641	—
Adjusted Segment Income (Loss)	$13	$(4,913)	$4,777	$(14,701)

Segment Loss % as Reported	(3.8)%	(2.4)%	(3.5)%	(3.2)%
Adjusted Segment Income (Loss) %	0.0%	(2.4)%	0.8%	(2.8)%

Net sales were $211.1 million in the third quarter of fiscal 2015, which was an increase of $6.0 million or 2.9% from the prior year. This increase was due to higher sales in international markets, increased commercial lawn and garden equipment sales in the North American market and the results of the Allmand acquisition. Growing conditions in the Australia market improved in fiscal 2015, which led to increased net sales. Partially offsetting the increase was an unfavorable foreign exchange impact of $2.4 million, primarily related to the weakening of the Australian dollar and Brazilian real. In addition, generator sales decreased due to fewer major power outages.

Adjusted segment income in the third quarter of fiscal 2015 was $0.0 million, an improvement of $4.9 million from the prior year adjusted segment loss. The adjusted gross profit percentage of 12.8% increased by 190 basis points year over year. Manufacturing throughput for the first three quarters of fiscal 2015 increased by over 20%. This favorable absorption of fixed costs led to an improvement of approximately 190 basis points in the third quarter. In addition, favorable sales mix improved adjusted gross margins due to a focus on selling higher margin lawn and garden equipment and the benefit of the Allmand acquisition. Partially offsetting the increase in adjusted gross profit margins was an unfavorable foreign exchange impact of approximately 80 basis points primarily due to the weakening of the Australian dollar and Brazilian real.

Adjusted engineering, selling, general and administrative expenses remained consistent year over year. Higher spend due to the Allmand acquisition and increased compensation expense was offset by $2.3 million in savings related to the restructuring actions announced in July 2014.

Allmand Bros., Inc. Acquisition:

On August 29, 2014, the Company completed the acquisition of Allmand Bros., Inc. for approximately $60 million in cash, net of cash acquired. Allmand is a leading designer and manufacturer of high quality towable light towers, industrial heaters, and solar LED arrow boards. Allmand, which is included within our Products segment, has historical annual net sales of approximately $80 million.

Corporate Items:

The effective tax rates for the third quarter and first nine months of fiscal 2015 were 20.2% and 5.7%, compared to 26.1% and 26.6% for the same respective periods last year. The tax rates for the third quarter and first nine months of fiscal 2015 were primarily driven by incremental federal research & development (R&D) tax credits related to prior years offset by reserves for unrecognized tax positions for a net tax benefit of $4.7 million and $5.0 million, respectively. In addition, the tax rate for the first nine months of fiscal 2015 was impacted by the reversal of previously recorded reserves as a result of the effective settlement of the Company’s IRS audit. The tax rates for the third quarter and the first nine months of fiscal 2014 included a taxpayer election filed pursuant to the outcome of a U.S. court case that provided the Company precedent to record a tax benefit of $2.9 million for the permanent exclusion of qualified export activity from prior years’ taxable income.

Financial Position:

Net debt at March 29, 2015 was $235.4 million (total debt of $285.1 million less $49.7 million of cash), or $117.6 million higher than the $117.8 million (total debt of $225.0 million less $107.2 million of cash) at March 30, 2014. Cash flows used in operating activities for fiscal 2015 were $52.1 million compared to $14.0 million in fiscal 2014. The increase in operating cash flows used was primarily related to higher inventory levels to facilitate the upcoming closure of the McDonough plant and the introduction of a new engine line in fiscal 2015. In addition, the Company paid cash of $59.9 million for the Allmand acquisition in the first nine months of fiscal 2015 compared to no acquisitions in the same respective period last year.

Restructuring:

During the third quarter of fiscal 2015, the Company made progress on implementing the previously announced restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. The Company initiated production of pressure washers at our Milwaukee plant during the third quarter and ceased production at the McDonough, Georgia plant shortly after the end of the third quarter. Pre-tax restructuring costs for the third quarter and first nine months of fiscal 2015 were $8.0 million and $23.3 million, respectively, and pre-tax savings were $2.3 million and $5.1 million, respectively. Pre-tax restructuring cost estimates for fiscal 2015 remain unchanged at $30 million to $37 million. Total annual cost savings as a result of these actions are anticipated to be approximately $15 million to $20 million with approximately $5 million to $7 million expected to be realized in fiscal 2015 and the remainder realized in fiscal 2016.

Share Repurchase Program:

On January 22, 2014, the Board of Directors of the Company authorized up to $50 million in funds for use in the Company’s common share repurchase program. On August 13, 2014, the Board of Directors authorized up to an additional $50 million in funds for use in the common share repurchase program. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first nine months of fiscal 2015, the Company repurchased approximately 2.0 million shares on the open market at an average price of $19.40 per share. As of March 29, 2015, the Company has remaining authorization to repurchase up to approximately $48 million of common stock with an expiration date of June 30, 2016.

Outlook:

We are increasing our estimated earnings for fiscal 2015 to take into consideration the operating results and additional share repurchases during the first three fiscal quarters as well as the tax benefit of $4.7 million recognized in the third quarter for research and development tax credits. We have also considered the continued strengthening of the U.S. dollar relative to many currencies we sell in outside of the United States. We now project our fiscal 2015 full year net income to be in a range of $57 million to $64 million or $1.27 to $1.43 per diluted share prior to the impact of acquisition expenses, additional share repurchases, or costs related to our announced restructuring actions.  We now project consolidated net sales for fiscal 2015 to be in a range of $1.90 billion to $1.95 billion. The decrease in the sales guidance is primarily related to slowing growth rates in sales of product in international regions as well as the impact of the strengthening U.S. dollar. We continue to estimate the retail market for U.S. lawn and garden products will increase an estimated 1-4% in the next season; however, it is possible that sales of lawn and garden products shift to later in the season due to retail sales patterns, retailer reorders, and OEM production schedules. Operating margins are expected to be in a range of 4.9% to 5.2%, an improvement over fiscal 2014 reflecting the strategic actions taken to focus on higher margin products and the positive impacts of the restructuring actions. Interest expense and other income are estimated to be approximately $19 million and $7 million, respectively. The effective tax rate excluding restructuring charges is projected to be in a range of 25% to 26% and capital expenditures are projected to be approximately $60 million to $65 million.

Conference Call Information:

The Company will host a conference call tomorrow at 9:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.basco.com/investor relations.

Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1649163.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment.  Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Ferris®, Murray®, Allmand™, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2015	2014	2015	2014
NET SALES	$619,015	$628,403	$1,355,931	$1,362,299
COST OF GOODS SOLD	492,847	498,927	1,080,883	1,106,148
RESTRUCTURING CHARGES	7,088	(774)	20,780	4,704
Gross Profit	119,080	130,250	254,268	251,447

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	72,714	74,863	216,767	215,402
RESTRUCTURING CHARGES	943	—	2,481	425
Income from Operations	45,423	55,387	35,020	35,620

INTEREST EXPENSE	(5,233)	(4,720)	(14,641)	(13,823)
OTHER INCOME	2,323	2,295	6,749	6,138
Income before Income Taxes	42,513	52,962	27,128	27,935

PROVISION FOR INCOME TAXES	8,592	13,809	1,542	7,429
Net Income	$33,921	$39,153	$25,586	$20,506

EARNINGS PER SHARE
Basic	$0.75	$0.82	$0.56	$0.43
Diluted	0.75	0.82	0.56	0.43

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	44,160	46,129	44,605	46,549
Diluted	44,241	46,245	44,656	46,615

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal March
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2015	2014
Cash and Cash Equivalents	$49,694	$107,238
Accounts Receivable, Net	315,725	338,834
Inventories	446,896	395,304
Deferred Income Tax Asset	48,958	46,697
Prepaid Expenses and Other Current Assets	35,463	24,579
Total Current Assets	896,736	912,652

OTHER ASSETS:
Goodwill	156,278	147,055
Investments	29,354	25,382
Debt Issuance Costs, Net	3,950	4,916
Other Intangible Assets, Net	95,405	85,728
Deferred Income Tax Asset	129	27,432
Other Long-Term Assets, Net	12,445	14,141
Total Other Assets	297,561	304,654

PLANT AND EQUIPMENT:
At Cost	1,028,368	1,018,796
Less - Accumulated Depreciation	728,136	740,708
Plant and Equipment, Net	300,232	278,088
	$1,494,529	$1,495,394

CURRENT LIABILITIES:
Accounts Payable	$197,476	$186,652
Short-Term Debt	60,100	—
Accrued Liabilities	158,644	153,284
Total Current Liabilities	416,220	339,936

OTHER LIABILITIES:
Accrued Pension Cost	107,992	138,242
Accrued Employee Benefits	24,487	23,616
Accrued Postretirement Health Care Obligation	51,750	64,546
Deferred Income Tax Liability	3,414	—
Other Long-Term Liabilities	40,822	38,385
Long-Term Debt	225,000	225,000
Total Other Liabilities	453,465	489,789

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	76,332	77,234
Retained Earnings	1,056,981	1,046,307
Accumulated Other Comprehensive Loss	(218,840)	(210,352)
Treasury Stock, at Cost	(290,208)	(248,099)
Total Shareholders' Investment	624,844	665,669
	$1,494,529	$1,495,394

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended Fiscal March
CASH FLOWS FROM OPERATING ACTIVITIES:	2015	2014
Net Income	$25,586	$20,506
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	39,302	38,333
Stock Compensation Expense	4,840	5,822
Loss on Disposition of Plant and Equipment	300	462
Provision (Credit) for Deferred Income Taxes	914	(8,705)
Equity in Earnings of Unconsolidated Affiliates	(5,005)	(4,277)
Dividends Received from Unconsolidated Affiliates	4,381	4,069
Non-Cash Restructuring Charges	12,445	3,386
Changes in Operating Assets and Liabilities:
Accounts Receivable	(88,898)	(147,738)
Inventories	(58,715)	11,713
Other Current Assets	5,917	(9,083)
Accounts Payable, Accrued Liabilities and Income Taxes	18,844	76,335
Other, Net	(12,046)	(4,856)
Net Cash Used in Operating Activities	(52,135)	(14,033)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(44,157)	(29,471)
Cash Paid for Acquisitions, Net of Cash Acquired	(59,855)	—
Proceeds Received on Disposition of Plant and Equipment	318	109
Other, Net	(250)	—
Net Cash Used in Investing Activities	(103,944)	(29,362)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	60,100	—
Repayments of Short-Term Debt	—	(300)
Debt Issuance Costs	—	(949)
Cash Dividends Paid	(11,374)	(11,387)
Stock Option Exercise Proceeds and Tax Benefits	3,921	4,361
Treasury Stock Purchases	(39,560)	(30,066)
Net Cash Provided By (Used in) Financing Activities	13,087	(38,341)

EFFECT OF EXCHANGE RATE CHANGES	(1,982)	529
NET DECREASE IN CASH AND CASH EQUIVALENTS	(144,974)	(81,207)
CASH AND CASH EQUIVALENTS, Beginning	194,668	188,445
CASH AND CASH EQUIVALENTS, Ending	$49,694	$107,238

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March
	2015 Reported	Adjustments(1)	2015 Adjusted	2014 Reported	Adjustments(1)	2014 Adjusted
NET SALES:
Engines	$432,248	$—	$432,248	$452,359	$—	$452,359
Products	211,135	—	211,135	205,160	—	205,160
Inter-Segment Eliminations	(24,368)	—	(24,368)	(29,116)	—	(29,116)
Total	$619,015	$—	$619,015	$628,403	$—	$628,403
GROSS PROFIT:
Engines	$98,885	$—	$98,885	$107,930	$(774)	$107,156
Products	19,908	7,088	26,996	22,365	—	22,365
Inter-Segment Eliminations	287	—	287	(45)	—	(45)
Total	$119,080	$7,088	$126,168	$130,250	$(774)	$129,476
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Engines	$45,345	$—	$45,345	$47,585	$—	$47,585
Products	27,369	110	27,259	27,278	—	27,278
Total	$72,714	$110	$72,604	$74,863	$—	$74,863
RESTRUCTURING CHARGES:
Engines	$—	$—	$—	$—	$—	$—
Products	943	943	—	—	—	—
Total	$943	$943	$—	$—	$—	$—
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES
Engines	$1,388	$—	$1,388	$1,726	$—	$1,726
Products	276	—	276	—	—	—
Total	$1,664	$—	$1,664	$1,726	$—	$1,726
SEGMENT INCOME (LOSS) (2)
Engines	$54,928	$—	$54,928	$62,071	$(774)	$61,297
Products	(8,128)	8,141	13	(4,913)	—	(4,913)
Inter-Segment Eliminations	287	—	287	(45)	—	(45)
Total	$47,087	$8,141	$55,228	$57,113	$(774)	$56,339

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates	1,664	—	1,664	1,726	—	1,726
Income from Operations	$45,423	$8,141	$53,564	$55,387	$(774)	$54,613

INTEREST EXPENSE	(5,233)	—	(5,233)	(4,720)	—	(4,720)
OTHER INCOME	2,323	—	2,323	2,295	—	2,295
Income Before Income Taxes	42,513	8,141	50,654	52,962	(774)	52,188
PROVISION FOR INCOME TAXES	8,592	2,849	11,441	13,809	(271)	13,538
Net Income	$33,921	$5,292	$39,213	$39,153	$(503)	$38,650

EARNINGS PER SHARE
Basic	$0.75	$0.11	$0.86	$0.82	$(0.01)	$0.81
Diluted	0.75	0.11	0.86	0.82	(0.01)	0.81
(1) For the third quarter of fiscal 2015, includes restructuring charges of $8,031 net of $2,811 of taxes and acquisition-related charges of $110 net of $38 of taxes. For the third quarter of fiscal 2014, includes restructuring income of $774 net of $271 of taxes.
(2) The company defines segment income (loss) as income (loss) from operations plus equity in earnings of unconsolidated affiliates.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Nine Months Ended Fiscal March
	2015 Reported	Adjustments(1)	2015 Adjusted	2014 Reported	Adjustments(1)	2014 Adjusted
NET SALES:
Engines	$857,067	$—	$857,067	$901,858	$—	$901,858
Products	576,313	—	576,313	529,724	—	529,724
Inter-Segment Eliminations	(77,449)	—	(77,449)	(69,283)	—	(69,283)
Total	$1,355,931	$—	$1,355,931	$1,362,299	$—	$1,362,299
GROSS PROFIT:
Engines	$189,580	$—	$189,580	$187,423	$2,622	$190,045
Products	64,505	21,952	86,457	62,149	2,082	64,231
Inter-Segment Eliminations	183	—	183	1,875	—	1,875
Total	$254,268	$21,952	$276,220	$251,447	$4,704	$256,151
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Engines	$133,612	$—	$133,612	$136,470	$—	$136,470
Products	83,155	469	82,686	78,932	—	78,932
Total	$216,767	$469	$216,298	$215,402	$—	$215,402
RESTRUCTURING CHARGES:
Engines	$—	$—	$—	$425	$425	$—
Products	2,481	2,481	—	—	—	—
Total	$2,481	$2,481	$—	$425	$425	$—
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES
Engines	$3,999	$—	$3,999	$4,277	$—	$4,277
Products	1,006	—	1,006	—	—	—
Total	$5,005	$—	$5,005	$4,277	$—	$4,277
SEGMENT INCOME (LOSS) (2)
Engines	$59,967	$—	$59,967	$54,805	$3,047	$57,852
Products	(20,125)	24,902	4,777	(16,783)	2,082	(14,701)
Inter-Segment Eliminations	183	—	183	1,875	—	1,875
Total	$40,025	$24,902	$64,927	$39,897	$5,129	$45,026

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates	5,005	—	5,005	4,277	—	4,277
Income from Operations	$35,020	$24,902	$59,922	$35,620	$5,129	$40,749

INTEREST EXPENSE	(14,641)	—	(14,641)	(13,823)	—	(13,823)
OTHER INCOME	6,749	—	6,749	6,138	—	6,138
Income Before Income Taxes	27,128	24,902	52,030	27,935	5,129	33,064
PROVISION FOR INCOME TAXES	1,542	8,716	10,258	7,429	1,186	8,615
Net Income	$25,586	$16,186	$41,772	$20,506	$3,943	$24,449

EARNINGS PER SHARE
Basic	$0.56	$0.35	$0.91	$0.43	$0.08	$0.51
Diluted	0.56	0.35	0.91	0.43	0.08	0.51
(1) For the first nine months of fiscal 2015, includes restructuring charges of $23,261 net of $8,141 of taxes and acquisition-related charges of $1,641 net of $575 of taxes. For the first nine months of fiscal 2014, includes restructuring charges of $5,129 net of $1,186 of taxes.
(2) The company defines segment income (loss) as income (loss) from operations plus equity in earnings of unconsolidated affiliates.